Donahue Appointed Chairman of the Board of Cohu

POWAY, Calif., March 15, 2010 — Cohu, Inc. (NASDAQ:COHU) today announced that, effective March 12, 2010, Charles A. Schwan, the Company’s Chairman, resigned from the Board and that James A. Donahue was appointed Chairman of the Board. Mr. Donahue has been President and Chief Executive Officer of Cohu since June, 2000, a director since 1999 and has worked in the company’s semiconductor equipment operations for more than 31 years.

Donahue stated, “During his 38 year association with Cohu, Chuck served as Chief Financial Officer, Chief Executive Officer and since 2000, as Chairman of the Board. On behalf of Cohu’s directors, I want to thank him for his many contributions to the company’s success and wish him well.”

The company also announced that Robert L. Ciardella, cofounder and former President of Asymtek, has been named to the new position of Lead Independent Director. Mr. Ciardella joined Cohu’s Board of Directors in 2003. Asymtek designs, develops, manufactures and sells semiconductor and circuit board assembly equipment.

About Cohu:

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and video equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106.